Filed Pursuant to Rule 433

Dated July 28, 2010

Registration Statement No. 333-162182

McDONALD’S CORPORATION

USD 450 Million 3.500% Medium-Term Notes Due 2020

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	A3 / A / A (Moody’s / Standard & Poor’s / Fitch)*
Trade Date:	July 28, 2010
Settlement Date:	August 2, 2010
Maturity Date:	July 15, 2020
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 450,000,000
Coupon:	3.500%
Issue Price:	99.602% of principal amount
Yield to Maturity:	3.548%
Spread to Benchmark Treasury:	T + 55 basis points
Benchmark Treasury:	3.500% 10-year note due May 15, 2020
Benchmark Treasury Yield:	2.998%
Coupon Payments:	Pays Semi-Annually on the 15th day of January and July, beginning January 15, 2011
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 10 basis points
Joint Bookrunners:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
RBS Securities Inc.
CUSIP:	58013MEJ9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Banc of America Securities LLC toll-free at 1-800-294-1322; J.P. Morgan Securities Inc. collect at 1-212-834-4533; or RBS Securities Inc. toll-free at 1-866-884-2071.

*A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.